Exhibit 99.1
COVENANT LOGISTICS GROUP ANNOUNCES FIRST QUARTER FINANCIAL
AND OPERATING RESULTS

CHATTANOOGA, TENNESSEE – April 27, 2022 - Covenant Logistics Group, Inc. (NASDAQ/GS: CVLG) (“Covenant” or the “Company”) announced today financial and operating results for the first quarter ended March 31, 2022. The Company’s live conference call to discuss the quarter will be held at 10:00 A.M. Eastern Time on Thursday, April 28, 2022.
Chairman and Chief Executive Officer, David R. Parker, commented: “We are pleased to report first quarter earnings of $1.32 per diluted share and non-GAAP adjusted earnings of $1.35 per diluted share, a new earnings record for any quarter in Company history and a great start to the year. In addition to record earnings, we were also pleased to report the February 9, 2022 acquisition AAT Carriers Inc. (AAT), the repurchase of approximately 655 thousand shares of outstanding common stock and the initiation and payment of the Company’s first dividend payment during the quarter. We've purchased an additional 429 thousand shares of outstanding common stock through April 26, 2022, for a total of 1.1 million shares repurchased. The steps we have taken this quarter represent continued progress towards our strategic plan and are a sign of our commitment towards creating value for our shareholders.

“The first quarter yielded strong results from each of our four operating segments, including sequential improvement in our Dedicated truckload segment. Despite economic indicators pointing to a slowing freight economy, the first quarter’s freight environment remained robust as a result of strong economic activity, low inventories, and supply chain disruptions, accompanied by constrained capacity due to a national driver and equipment shortage.

“Our asset-based segments, Expedited and Dedicated, contributed approximately 64% of total revenue in the quarter and performed well in an environment characterized by strong freight demand, an extremely competitive driver market, workforce volatility due to the resurgence of the COVID-19 pandemic through the omicron variants early in the quarter, and rising costs. Our Expedited segment grew revenue and improved adjusted margins compared to the first quarter last year. The addition of AAT and improved pricing were able to overcome a smaller fleet, and significant cost increases from driver pay, fuel, parts and maintenance. Our Dedicated segment improved year-over-year and sequentially by producing higher revenue and better adjusted margins, continued progress towards our targeted returns.

Our asset-light segments, Managed Freight and Warehousing, contributed approximately 36% of total revenue in the quarter and combined to generate favorable margins and returns.  Managed Freight continued to exceed expectations as a result of strong execution and effective coordination with our Expedited and Dedicated segments. Warehousing was able to grow revenue but had diminished margins primarily as a result of labor inefficiencies associated with the resurgences and variant developments in the COVID-19 pandemic and a competitive labor market.

We are also pleased to report that Transport Enterprise Leasing (“TEL”), our 49% equity method investment, contributed pre-tax net income of $6.8 million, or $0.30 per share, compared to $3.0 million, or $0.13 per share, in the 2021 quarter.”

A summary of our first quarter financial performance:

	Three Months Ended March 31,
($000s, except per share information)	2022	2021
Total Revenue	$291,585	$220,889
Freight Revenue, Excludes Fuel Surcharge	$257,614	$200,688
Operating Income	$23,847	$10,509
Adjusted Operating Income (1)	$24,435	$11,661
Operating Ratio	91.8%	95.2%
Adjusted Operating Ratio (1)	90.5%	94.2%
Net Income	$22,167	$11,140
Adjusted Net Income (1)	$22,600	$9,580
Earnings per Diluted Share	$1.32	$0.65
Adjusted Earnings per Diluted Share (1)	$1.35	$0.56

(1) Represents non-GAAP measures.

Truckload Operating Data and Statistics

	Three Months Ended March 31,
($000s, except statistical information)	2022	2021
Combined Truckload
Total Revenue	$187,744	$153,927
Freight Revenue, excludes Fuel Surcharge	$154,024	$133,861
Operating Income	$11,972	$4,467
Adj. Operating Income (1)	$12,265	$5,068
Operating Ratio	93.6%	97.1%
Adj. Operating Ratio (1)	92.0%	96.2%
Average Freight Revenue per Tractor per Week	$5,204	$4,132
Average Freight Revenue per Total Mile	$2.36	$1.91
Average Miles per Tractor per Period	28,331	27,809
Weighted Average Tractors for Period	2,302	2,520

Expedited
Total Revenue	$98,797	$78,481
Freight Revenue, excludes Fuel Surcharge	$80,647	$69,273
Operating Income	$9,331	$6,237
Adj. Operating Income (1)	$9,331	$6,237
Operating Ratio	90.6%	92.1%
Adj. Operating Ratio (1)	88.4%	91.0%
Average Freight Revenue per Tractor per Week	$7,218	$6,081
Average Freight Revenue per Total Mile	$2.24	$1.88
Average Miles per Tractor per Period	41,475	41,669
Weighted Average Tractors for Period	869	886

Dedicated
Total Revenue	$88,947	$75,446
Freight Revenue, excludes Fuel Surcharge	$73,377	$64,588
Operating Income (Loss)	$2,641	$(1,770)
Adj. Operating Income (Loss) (1)	$2,934	$(1,169)
Operating Ratio	97.0%	102.3%
Adj. Operating Ratio (1)	96.0%	101.8%
Average Freight Revenue per Tractor per Week	$3,983	$3,074
Average Freight Revenue per Total Mile	$2.51	$1.95
Average Miles per Tractor per Period	20,361	20,293
Weighted Average Tractors for Period	1,433	1,634

(1) Represents non-GAAP measures.

Combined Truckload Revenue
Paul Bunn, the Company’s Senior Executive Vice President and Chief Operating Officer commented on truckload operations, “For the quarter, total revenue in our truckload operations increased 22.0%, to $187.7 million with 218 fewer trucks, compared to 2021. The revenue increase consisted of $20.2 million higher freight revenue and $13.6 million higher fuel surcharge revenue. The increase in freight revenue primarily related to a 26.0% increase in average freight revenue per truck, offset by a 8.6% decrease in the average operating fleet size that has resulted from the constraints of an extremely tight driver market. The increase in average freight revenue per truck for the first quarter of 2022, was a result of an increase in average freight revenue per total mile of 23.6%. and a slight increase in average miles per truck for the period.”

Expedited Truckload Revenue
Mr. Bunn added, “In our Expedited segment, average total tractors decreased by 17 units or 1.9% to 869, compared to 886 in the prior year quarter. Freight revenue in our Expedited segment increased $11.4 million, or 16.4%. Average freight revenue per tractor increased 18.7% due to an increase of 36 cents per total mile, or 19.3%, in average freight revenue per total mile, offset by a slight decrease in utilization.

Dedicated Truckload Revenue
“For the quarter, freight revenue in our Dedicated segment increased $8.8 million, or 13.6%. Average Dedicated tractors decreased by 201 units or 12.3% to 1,433, compared to 1,634 in the prior year quarter. Average freight revenue per tractor increased 29.5% due to an increase in average freight revenue per total mile of 57 cents, or 29.1% and a slight increase to utilization.”

Combined Truckload Operating Expenses
Mr. Bunn continued, “Our truckload operating cost per total mile increased 56 cents on a GAAP basis, largely due to increases in salaries, wages and related expense, fuel, operations and maintenance expense, insurance and depreciation and amortization. On a non-GAAP or adjusted basis, operating expenses per total mile increased 33 cents. The differences between GAAP and non-GAAP operating costs includes adjustments to offset fuel expense with fuel surcharge revenue and to exclude the expense associated with the amortization of intangible assets.

“Salaries, wages and related expense increased year-over-year $9.6 million on an absolute basis. On a cents per total mile basis salaries, wages and related expense increased 22 cents. Driver pay increased $7.8 million, or 17 cents per total mile, due to significant increases implemented across both our expedited and dedicated fleets, and wage hikes for our shop technicians added another 1  cent per mile. Annual salary increases and other personnel related costs such as payroll taxes  and 401(k) contributed to the remaining 4 cents of the increase for the category.

“Operations and maintenance related expense increased year-over-year by $2.9 million, or 6 cents per total mile, compared to the 2021 quarter primarily due to increased costs of parts and maintenance activities, recruitment and onboarding activities.

“Insurance related expense increased year-over-year by $1.3 million, or 3 cents per total mile, compared to the 2021 quarter primarily due to increased fixed premium expense due to an extremely difficult insurance market for the industry.

“Depreciation and amortization increased year-over year by $0.4 million as a result of a reduction on the sale of used equipment. For perspective, our gain on sale of equipment was $0.2 million in the current quarter, compared to $1.0 million in the previous year."

Managed Freight Segment

	Three Months Ended March 31,
($000s)	2022	2021
Freight Revenue	$86,151	$51,397
Operating Income	$10,831	$4,887
Adj. Operating Income (1)	$10,867	$5,050
Operating Ratio	87.4%	90.5%
Adj. Operating Ratio (1)	87.4%	90.2%

(1) Represents non-GAAP measures.

“For the quarter, Managed Freight’s freight revenue increased $34.8 million, or 67.6%, from the prior year quarter. Operating income and adjusted operating income for the Managed Freight segment was $10.8 and $10.9 million compared with $4.9 million and $5.1 million, respectively, compared to the first quarter 2021. Managed Freight’s favorable results for the quarter were primarily attributable to the robust freight market, executing various spot rate opportunities and handling overflow freight from both Expedited and Dedicated truckload operations."

Warehousing Segment

	Three Months Ended March 31,
($000s)	2022	2021
Freight Revenue	$17,439	$15,430
Operating Income	$1,044	$1,155
Adj. Operating Income (1)	$1,303	$1,543
Operating Ratio	94.1%	92.6%
Adj. Operating Ratio (1)	92.5%	90.0%

(1) Represents non-GAAP measures.

“For the quarter, Warehousing’s freight revenue increased 13.0% versus the prior year quarter. The increase in revenue was primarily driven by the year-over-year impact of new customer business and rate increases with existing customers. Operating income for the Warehousing segment was $1.0 million and adjusted operating income was $1.3 million, compared with $1.2 million and $1.5 million, respectively, in the first quarter of 2021. The year-over-year decline in profitability with this segment is largely attributable to higher contract labor costs associated with the resurgences and variant developments in the COVID-19 pandemic and the tight labor market.”

Capitalization, Liquidity and Capital Expenditures
Tripp Grant, the Company’s Chief Accounting Officer, added the following comments: “At March 31, 2022, our total indebtedness, composed of total debt and finance lease obligations, net of cash (“net indebtedness”), increased by $22.1 million to approximately $50.6 million as compared to December 31, 2021. In addition, our net indebtedness to total capitalization increased to 12.4% at March 31, 2022 from 7.5% at December 31, 2021.

"The increase in net indebtedness during the quarter was primarily attributable to repurchasing approximately 655 thousand shares under our stock repurchase program for $14.8 million and the net cash payment related to the acquisition of AAT Carriers, Inc. for $37.2 million, offset by strong cash flows from operations during the quarter.

“At March 31, 2022, we had cash and cash equivalents totaling $7.1 million. Under our ABL credit facility, we had $23.1 million borrowings outstanding, undrawn letters of credit outstanding of $25.2 million, and available borrowing capacity of $61.7 million. The sole financial covenant under our ABL facility is a fixed charge coverage ratio covenant that is tested only when available borrowing capacity is below a certain threshold. Based on availability as of March 31, 2022, no testing was required, and we do not expect testing to be required in the foreseeable future.

“Our net equipment capital investment for the quarter used $8.0 million as compared to proceeds of $10.0 million for the prior year period. As of March 31, 2022, we had $2.3 million in assets held for sale that we anticipate disposing within twelve months. In 2021, we received approximately  85% of our equipment order as a result of manufacturing delays. Substantially all of the remaining equipment from that order was received during the first quarter of 2022. We  anticipate equipment deliveries associated with our 2022 order to start being delivered beginning in the second quarter of 2022. At March 31, 2022, the average age of our tractor fleet was 28 months and is expected to grow moderately through the second quarter of 2022.

“For the balance of 2022 we are planning for a sizable increase in net capital expenditures as we return to a more normalized equipment replacement cycle. This replacement effort is anticipated to occur against a backdrop of substantial price increases for new equipment, strong prices for used equipment, and industry-wide order cutbacks and deferrals by equipment manufacturers. The timing, cost, and projected fleet net capital expenditures will depend on how these factors play out. Our baseline expectation for the remainder of 2022 fleet net capital expenditures is a range of $50 million to $60 million. Due to the relatively new age of our tractor fleet and remaining unexpired warranty coverage for most of our tractors, we do not expect the percentage of our equipment being operated outside of warranty coverage to increase in any material respect even if delays occur; however, operations and maintenance costs may increase regardless due to wage and parts inflation.

“Based on our current capital structure and expected 2022 net capital expenditures, we expect to generate cash flows from operations in excess of net capital expenditures and have substantial flexibility to maintain moderate financial leverage and evaluate capital allocation alternatives.”

Outlook
Mr. Parker concluded, “We are optimistic about continuing to make operational progress during 2022. For at least the first half of 2022, we anticipate a strong freight market accompanied by constrained capacity due to a national driver and equipment shortage. During this period, we expect a continuation of significant increases in pricing and operating costs, and we expect to continue to improve the margin expectation in certain Dedicated contracts and the duration of fleet commitments in certain Expedited contracts. Later in the year, we expect demand to become more balanced as supply chains gain fluidity, economic growth potentially slows, and consumer spending on services rebounds.

"We expect cost pressure to persist even if freight demand moderates. From wages and insurance, to equipment and parts, to fuel prices and interest rates, the cost of our business is increasing. Overall, absent a substantial, near-term deterioration in market forces, we expect a combination of pricing gains, improvement in our Dedicated segment, revenue growth, and continued focus on cost control, to support 2022 operating results in excess of 2021, although the timing of various market factors and the speed of our execution could cause a range of possible results. Regardless of the outside variables at play, we are committed to remaining disciplined and focused on the operational activities which we can influence and control. With diligent  execution and teamwork we believe the power of our operating model will speak for itself throughout economic and freight market cycles.

“For the longer term, we intend to steadily and intentionally grow the percentage of our revenue generated by Dedicated, Managed Freight, and Warehousing segments, while selectively investing to optimize the Expedited segment to remain a leader in that sector. At the same time, we will continue to diligently pursue reducing unnecessary overhead, improving our safety, service, and productivity, diversifying our customer base with less seasonal and cyclical exposure, improving customer contracts, and investing in systems, technology, and people to support the growth of these previously under-invested areas. Over time, we expect Expedited  and Dedicated to generate high single-digit to low double-digit operating margins, and Managed Freight and Warehousing to generate mid-to-high single-digit operating margins. Based on our expected asset intensity, these operating margins should produce double-digit returns on invested capital. Additionally, due to the growth and impact on our overall results, we will begin disclosing more information and data around our investment in TEL.

“With diligence and accountability, we expect to grow our market share organically, continue to improve our operations, and be a stronger, more profitable, and more predictable business with the opportunity for significant and sustained value creation. Based on our anticipated cash flow generation profile, we anticipate being able to continue our dividend program and evaluate a full range of capital allocation alternatives, including debt paydown, organic growth, acquisition and disposition opportunities, and stock repurchases.”

Conference Call Information
The Company will host a live conference call tomorrow, April 28th, 2022, at 10:00 a.m. Eastern time to discuss the quarter. Individuals may access the call by dialing 800-231-0316 (U.S./Canada) and 0800-524-4760 (International). An audio replay will be available for one week following the call at 800-645-7964, access code 3895#. For additional financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.covenantlogistics.com/investors under the icon “Earnings Info.”

Covenant Logistics Group, Inc., through its subsidiaries, offers a portfolio of transportation and logistics services to customers throughout the United States. Primary services include asset- based expedited and dedicated truckload capacity, as well as asset-light warehousing, transportation management, and freight brokerage capability. In addition, Transport Enterprise Leasing is an affiliated company providing revenue equipment sales and leasing services to the trucking industry. Covenant's Class A common stock is traded on the NASDAQ Global Select market under the symbol, “CVLG.”

(1) See GAAP to Non-GAAP Reconciliation in the schedules included with this release. In addition to operating income (loss), operating ratio, net income, and earnings per diluted share, we use adjusted operating income (loss), adjusted operating ratio, adjusted net income, and adjusted earnings per diluted share,  non-GAAP  measures,  as  key  measures  of  profitability.  Adjusted  operating  income  (loss), adjusted operating ratio, adjusted net income, and adjusted diluted earnings per share are not substitutes for operating income (loss), operating ratio, net income, and earnings per diluted share measured in accordance with GAAP. There are limitations to using non-GAAP financial measures. We believe our presentation of these non-GAAP financial measures are useful because it provides investors and securities analysts with supplemental information that we use internally for purposes of assessing profitability. Further, our Board and management use non-GAAP operating income (loss), operating ratio, net income, and earnings per diluted share measures on a supplemental basis to remove items that may not be an indicator of performance from period-to-period. Although we believe that adjusted operating income (loss), adjusted operating ratio, adjusted net income, and adjusted diluted earnings per share improves comparability in analyzing our period-to-period performance, they could limit comparability to other companies in our industry, if those companies define such measures differently. Because of these limitations, adjusted operating income (loss), adjusted operating ratio, adjusted net income, and adjusted earnings per diluted share should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as “expects,” “estimates,” “projects,” “believes,” “anticipates,” “plans,” “could,” “would,” “may,” “will,” "intends," “outlook,” “focus,” “seek,” “potential,” “mission,” “continue,” “goal,” “target,” “objective,” derivations thereof, and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. In this press release, statements relating to future availability and covenant testing under our ABL credit facility, expected fleet age, equipment, cost, and warranty coverage, net capital expenditures, capital allocation alternatives, progress toward our strategic goals, and the statements under “Outlook” are forward-looking statements. The following factors, among others could cause actual results to differ materially from those in the forward-looking statements: Our business is subject to economic, credit, business, and regulatory factors affecting the truckload industry that are largely beyond our control including cost inflation and global supply chain disruption that could affect (i) the volume, pricing, and predictability of customer demand, (ii) the availability, pricing, and delivery schedule of equipment and parts, (iii) the availability and compensation of employees and third-party capacity providers, and (iv) other aspects of our business; We may not be successful in achieving our strategic plan; We operate in a highly competitive and fragmented industry; We may not grow substantially in the future and we may not be successful in improving our profitability; We may not make acquisitions in the future, or if we do, we may not be successful in our acquisition strategy; Increases in driver compensation or difficulties attracting and retaining qualified drivers could have a materially adverse effect on our profitability and the ability to maintain or grow our fleet; Our engagement of independent contractors to provide a portion of our capacity exposes us to different risks than we face with our tractors driven by company drivers; We derive a significant portion of our revenues from our major customers; Fluctuations in the price or availability of fuel, the volume and terms of diesel fuel purchase commitments, surcharge collection, and hedging activities may increase our costs of operation; We depend on third-party providers, particularly in our Managed Freight segment; We depend on the proper functioning and availability of our management information and communication systems and other information technology assets (including the data contained therein) and a system failure or unavailability, including those caused by cybersecurity breaches, or an inability to effectively upgrade such systems and assets could cause a significant disruption to our business; If we are unable to retain our key employees, our business, financial condition, and results of operations could be harmed; Seasonality and the impact of weather and other catastrophic events affect our operations and profitability; We self-insure for a significant portion of our claims exposure, which could significantly increase the volatility of, and decrease the amount of, our earnings; Our self-insurance for auto liability claims and our use of captive insurance companies could adversely impact our operations; We have experienced, and may experience additional, erosion of available limits in our aggregate insurance policies; We may experience additional expense to reinstate insurance policies due to liability claims; We operate in a highly regulated industry; If our independent contractor drivers are deemed by regulators or judicial process to be employees, our business, financial condition, and results of operations could be adversely affected; Developments in labor and employment law and any unionizing efforts by employees could have a materially adverse effect on our results of operations; The Compliance Safety Accountability program adopted by the Federal Motor Carrier Safety Administration could adversely affect our profitability and operations, our ability to maintain or grow our fleet, and our customer relationships; An unfavorable development in the Department of Transportation safety rating at any of our motor carriers could have a materially adverse effect on our operations and profitability; Compliance with various environmental laws and regulations; Changes to trade regulation, quotas, duties, or tariffs; Litigation may adversely affect our business, financial condition, and results of operations; Increasing attention on environmental, social and governance matters may have a negative impact on our business, impose additional costs on us, and expose us to additional risks; Our ABL credit facility and other financing arrangements contain certain covenants, restrictions, and requirements, and we may be unable to comply with such covenants, restrictions, and requirements; In the future, we may need to obtain additional financing that may not be available or, if it is available, may result in a reduction in the percentage ownership of our stockholders; Our indebtedness and finance and operating lease obligations could adversely affect our ability to respond to changes in our industry or business; Our profitability may be materially adversely impacted if our capital investments do not match customer demand or if there is a decline in the availability of funding sources for these investments; Increased prices for new revenue equipment, design changes of new engines, future uses of autonomous tractors, volatility in the used equipment market, decreased availability of new revenue equipment, and the failure of manufacturers to meet their sale or trade-back obligations to us could have a materially adverse effect on our business, financial condition, results of operations, and profitability; Our 49% owned subsidiary, Transport Enterprise Leasing, faces certain additional risks particular to its operations, any one of which could adversely affect our operating results; We may incur additional charges in connection with the disposition of substantially all of the operations and assets of TFS; We could determine that our goodwill and other intangible assets are impaired, thus recognizing a related loss; Our Chairman of the Board and Chief Executive Officer and his wife control a large portion of our stock and have substantial control over us, which could limit other stockholders' ability to influence the outcome of key transactions, including changes of control; Provisions in our charter documents or Nevada law may inhibit a takeover, which could limit the price investors might be willing to pay for our Class A common stock; The market price of our Class A common stock may be volatile; We cannot guarantee the timing or amount of repurchases of our Class A common stock, or the declaration of future dividends, if any; If we fail to maintain effective internal control over financial reporting in the future, there could be an elevated possibility of a material misstatement, and such a misstatement could cause investors to lose confidence in our financial statements, which could have a material adverse effect on our stock price; and We could be negatively impacted by the COVID-19 outbreak or other similar outbreaks. In addition, there can be no assurance that future dividends will be declared. The declaration of future dividends is subject to approval of our board of directors and various risks and uncertainties, including, but not limited to: our cash flow and cash needs; compliance with applicable law; restrictions on the payment of dividends under existing or future financing arrangements; changes in tax laws relating to corporate dividends; deterioration in our financial condition or results: and those risks, uncertainties, and other factors identified from time-to-time in our filings with the Securities and Exchange Commission. Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:

Joey B. Hogan, President
JHogan@covenantlogistics.com

Tripp Grant, Chief Accounting Officer
TGrant@covenantlogistics.com

For copies of Company information contact:

Brooke McKenzie, Executive Administrative Assistant
BMcKenzie@covenantlogistics.com

Covenant Logistics Group, Inc.
Key Financial and Operating Statistics
	Income Statement Data
	Three Months Ended March 31,
($s in 000s, except per share data)	2022	2021	% Change
Freight revenue	$257,614	$200,688	28.4%
Fuel surcharge revenue	33,971	20,201	68.2%
Total revenue	$291,585	$220,889	32.0%
Operating expenses:
Salaries, wages, and related expenses	95,338	82,586
Fuel expense	35,502	22,822
Operations and maintenance	17,936	14,719
Revenue equipment rentals and purchased transportation	83,661	57,236
Operating taxes and licenses	2,740	2,585
Insurance and claims	9,179	7,838
Communications and utilities	1,170	1,247
General supplies and expenses	8,934	8,183
Depreciation and amortization	13,445	14,087
Gain on disposition of property and equipment, net	(167)	(923)
Total operating expenses	267,738	210,380
Operating income	23,847	10,509
Interest expense, net	555	743
Income from equity method investment	(6,785)	(2,960)
Income from continuing operations before income taxes	30,077	12,726
Income tax expense	7,910	4,145
Income from continuing operations	22,167	8,581
Income from discontinued operations, net of tax	-	2,559
Net income	$22,167	$11,140
Basic earnings per share
Income from continuing operations	$1.34	$0.51
Income from discontinued operations	$-	$0.15
Net income	$1.34	$0.66
Diluted earnings per share
Income from continuing operations	$1.32	$0.50
Income from discontinued operations	$-	$0.15
Net income	$1.32	$0.65
Basic weighted average shares outstanding (000s)	16,602	16,954
Diluted weighted average shares outstanding (000s)	16,769	17,086

	Segment Freight Revenues
	Three Months Ended March 31,
($s in 000's)	2022	2021	% Change
Expedited - Truckload	$80,647	$69,273	16.4%
Dedicated - Truckload	73,377	64,588	13.6%
Combined Truckload	154,024	133,861	15.1%
Managed Freight	86,151	51,397	67.6%
Warehousing	17,439	15,430	13.0%
Consolidated Freight Revenue	$257,614	$200,688	28.4%

	Truckload Operating Statistics
	Three Months Ended March 31,
	2022	2021	% Change
Average freight revenue per loaded mile	$2.67	$2.13	25.4%
Average freight revenue per total mile	$2.36	$1.91	23.6%
Average freight revenue per tractor per week	$5,204	$4,132	25.9%
Average miles per tractor per period	28,331	27,809	1.9%
Weighted avg. tractors for period	2,302	2,520	(8.7%)
Tractors at end of period	2,318	2,571	(9.8%)
Trailers at end of period	5,455	5,555	(1.8%)

	Selected Balance Sheet Data
($s in '000's, except per share data)	3/31/2022	12/31/2021
Total assets	$660,069	$651,662
Total stockholders' equity	$358,882	$349,699
Total indebtedness, comprised of total debt and finance leases, net of cash	$50,612	$28,474
Net Indebtedness to Capitalization Ratio	12.4%	7.5%
Leverage Ratio(1)	0.39	0.24
Tangible book value per end-of-quarter basic share	$15.27	$17.10
(1) Leverage Ratio is calculated as ending total indebtedness, comprised of total debt and finance leases, net of cash, divided by the sum of operating income, depreciation and amortization, gain on disposition of property and equipment, net, and impairment of long lived property and equipment.

Covenant Logistics Group, Inc.
Non-GAAP Reconciliation (Unaudited)
Adjusted Operating Income and Adjusted Operating Ratio (1)
(Dollars in thousands)	Three Months Ended March 31,
GAAP Presentation	2022	2021	bps Change
Total revenue	$291,585	$220,889
Total operating expenses	267,738	210,380
Operating income	$23,847	$10,509
Operating ratio	91.8%	95.2%	(340)

Non-GAAP Presentation	2021	2020	bps Change
Total revenue	$291,585	$220,889
Fuel surcharge revenue	(33,971)	(20,201)
Freight revenue (total revenue, excluding fuel surcharge)	257,614	200,688

Total operating expenses	267,738	210,380
Adjusted for:
Fuel surcharge revenue	(33,971)	(20,201)
Amortization of intangibles (2)	(588)	(1,152)
Adjusted operating expenses	233,179	189,027
Adjusted operating income	24,435	11,661
Adjusted operating ratio	90.5%	94.2%	(370)

(1) Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP operating income and operating ratio to consolidated non-GAAP Adjusted operating income and Adjusted operating ratio.

(2) "Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets.

Non-GAAP Reconciliation (Unaudited)
Adjusted Net Income and Adjusted EPS (1)

(Dollars in thousands)	Three Months Ended March 31,
	2022	2021
GAAP Presentation - Net income	$22,167	$11,140
Adjusted for:
Amortization of intangibles (2)	588	1,152
Strategic restructuring adjusting items:
Discontinued operations reversal of loss contingency (3)	-	(3,411)
Total adjustments before taxes	588	(2,259)
Provision for income tax expense at effective rate	(155)	699
Tax effected adjustments	$433	$(1,560)
Non-GAAP Presentation - Adjusted net income	$22,600	$9,580

GAAP Presentation - Diluted earnings per share ("EPS")	$1.32	$0.65
Adjusted for:
Amortization of intangibles (2)	0.04	0.07
Strategic restructuring adjusting items:
Discontinued operations reversal of loss contingency(3)	-	(0.20)
Total adjustments before taxes	0.04	(0.13)
Provision for income tax expense at effective rate	(0.01)	0.04
Tax effected adjustments	$0.03	$(0.09)
Non-GAAP Presentation - Adjusted EPS	$1.35	$0.56

(1) Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP net income to consolidated non-GAAP adjusted net income and consolidated GAAP diluted earnings per share to non-GAAP consolidated Adjusted EPS.

(2) "Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets.
(3) "Discontinued Operations reversal of loss contingency" reflects the non-cash reversal of a previously recorded loss contingency that is no longer considered probable. The original loss contingency was recorded in Q4 2020 as a result of our disposal of our former accounts receivable factoring segment, TFS.

Covenant Logistics Group, Inc.
Non-GAAP Reconciliation (Unaudited)
Adjusted Operating Income and Adjusted Operating Ratio (1)

(Dollars in thousands)	Three Months Ended March 31,
GAAP Presentation	2022					2021
	Expedited	Dedicated	Combined Truckload	Managed Freight	Warehousing	Expedited	Dedicated	Combined Truckload	Managed Freight	Warehousing
Total revenue	$98,797	$88,947	$187,744	$86,151	$17,690	$78,481	$75,446	$153,927	$51,397	$15,565
Total operating expenses	89,466	86,306	$175,772	$75,320	16,646	72,244	77,216	149,460	46,510	14,410
Operating income (loss)	$9,331	$2,641	$11,972	$10,831	$1,044	$6,237	$(1,770)	$4,467	$4,887	$1,155
Operating ratio	90.6%	97.0%	93.6%	87.4%	94.1%	92.1%	102.3%	97.1%	90.5%	92.6%

Non-GAAP Presentation
Total revenue	$98,797	$88,947	$187,744	$86,151	$17,690	$78,481	$75,446	$153,927	$51,397	$15,565
Fuel surcharge revenue	(18,150)	(15,570)	(33,720)	-	(251)	(9,208)	(10,858)	(20,066)	-	(135)
Freight revenue (total revenue, excluding fuel surcharge)	80,647	73,377	154,024	86,151	17,439	69,273	64,588	133,861	51,397	15,430

Total operating expenses	89,466	86,306	175,772	75,320	16,646	72,244	77,216	149,460	46,510	14,410
Adjusted for:
Fuel surcharge revenue	(18,150)	(15,570)	(33,720)	-	(251)	(9,208)	(10,858)	(20,066)	-	(135)
Amortization of intangibles (2)	-	(293)	(293)	(36)	(259)	-	(601)	(601)	(163)	(388)
Adjusted operating expenses	71,316	70,443	141,759	75,284	16,136	63,036	65,757	128,793	46,347	13,887
Adjusted operating income (loss)	9,331	2,934	12,265	10,867	1,303	6,237	(1,169)	5,068	5,050	1,543
Adjusted operating ratio	88.4%	96.0%	92.0%	87.4%	92.5%	91.0%	101.8%	96.2%	90.2%	90.0%

(1) Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP operating income and operating ratio to consolidated non-GAAP Adjusted operating income and Adjusted operating ratio.

(2) "Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets.

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